UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: November 22, 2006
(Date of earliest event reported)

Hometown Auto Retailers, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	000-24669	06-1501703
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1309 South Main Street, Waterbury, CT	06706
(Address of principal executive offices)	(Zip Code)

(203) 756-1300
(Registrant's telephone number, including area code)

_________________________________________________
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2)

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.01 - Entry into a Material Definitive Agreement

On June 2, 2005, the Registrant publicly announced that its board of directors had approved the split-up of the Registrant between the Shaker Group and the Muller Group (as defined below). On June 30, 2005, certain stockholders of the Registrant who are not members of the Shaker Group or the Muller Group filed a class action lawsuit on behalf of all of the stockholders of the Registrant other than the members of the Shaker Group and the Muller Group (the “Public Stockholders”). The complaint alleged that the Registrant and the board of directors of the Registrant had breached their fiduciary duties to the Public Stockholders. Following the filing of the lawsuit, the parties engaged in negotiations to resolve the action. In order to avoid the expense and uncertainty of litigation, the parties negotiated a settlement of the class action.

Pursuant to the terms of the settlement, on November 22, 2006 the Registrant and Hometown Acquisition I Corporation (“Newco”) entered into an Agreement and Plan of Merger (the “Merger Agreement”). Newco is a corporation that was organized by the Registrant under the laws of the State of Delaware for the sole purpose of consummating the merger. The Registrant is the sole shareholder of Newco.

According to the terms of the Merger Agreement, Newco will be merged with and into the Registrant. In connection with the merger: (a) the Public Stockholders (as defined below) will receive $2.30 in cash ($2.40 per share reduced by legal fees in the amount of $0.10 per share) for each share of the Registrant’s Class A Common Stock which they own; and (b) the employees and directors of the Registrant who are not members of the Shaker Group or the Muller Group (as defined below) and who were granted options to acquire shares of Class A Common Stock will receive a per share cash payment equal to the excess, if any, of $2.30 ($2.40 per share reduced by legal fees in the amount of $0.10 per share) over the exercise price per share of any options to acquire shares of Class A Common Stock which they own. The Shaker Group and the Muller Group will continue to own the shares of Common Stock which they owned prior to the merger.

Therefore, immediately following the merger: (a) the Shaker Group will own 801,910 shares, or 68.6%, of the outstanding shares of Class A Common Stock and 1,802,500 shares, or 69.9%, of the outstanding shares of Class B Common Stock (representing 69.8% of the voting power of the outstanding shares of Common Stock of the Registrant); and (b) the Muller Group will own 367,500 shares, or 31.4%, of the outstanding shares of Class A Common Stock and 776,752 shares, or 30.1%, of the outstanding shares of Class B Common Stock (representing 30.2% of the voting power of the outstanding shares of Common Stock of the Registrant).

In order to consummate the merger, the Registrant anticipates that it will borrow approximately $5.0 million from Comerica Bank. The proceeds of the loan, together with cash on hand, will be used to acquire the outstanding shares of Class A Common Stock from the Public Stockholders and the options to purchase shares of Class A Common Stock granted to certain employees and directors of the Registrant.

The Shaker Group consists of the following individuals and trusts: Corey Shaker (individually and as custodian for Lindsay Shaker, Kristen Shaker and Edward Shaker), Edward Shaker Family Trust, Joseph Shaker, Shaker Irrevocable Trust, Richard Shaker Family Trust, Steven Shaker, Janet Shaker, Paul Shaker, Edward D. Shaker, Edward Shaker, Lillian Shaker, Richard Shaker and Rose Shaker.

The Muller Group consists of the following individuals and trust: William C. Muller, Jr., Douglas D. Muller, Angela P. Muller, Rose Muller Trust, Robert Scott Doyle, Andrea L. Pantuso and Michelle Muller.

A copy of the Agreement and Plan of Merger is attached as Exhibit 99.1.

Section 9 - Financial Statements and Exhibits

Item 9.01 - (c) Exhibits

Number	Description

99.1	Agreement and Plan of Merger between the Registrant and Hometown Acquisition I Corporation dated November 22, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

HOMETOWN AUTO RETAILERS, INC.

Date: November 22, 2006	By:	/s/ Corey Shaker
Corey Shaker
President and Chief Executive Officer